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Exhibit F-2.2
January 6, 1999

Securities and Exchange Commission 450 Fifth
Street, N.W.
Washington, D.C. 20549

          Re:  Conectiv (File No. 70-9069)

Ladies and Gentlemen:

     As General Counsel for Delmarva Power & Light Company, a Delaware and Virginia corporation ("Delmarva"), and Conectiv, a Delaware corporation ("Conectiv"), I have acted as counsel to Delmarva and Conectiv with respect to Conectiv's application and declaration, as amended by pre effective amendments No. 1, 2, 3 and 4 and post-effective amendments No. 1 and 2 on Form U-1 to the Securities and Exchange Commission (the "Commission") in File No. 70-9069
(the "Application"). The Application sought the Commission's authorization under the Public Utility Holding Company Act of 1935, as amended (the "Act"), for a series of transactions (the "Transactions").
An order was issued by the Commission approving the Application on February 25, 1998 (the "Order"). Post-effective amendments 3 and 4 to the Application request a supplemental order and will be covered in certificates pursuant to Rule 24 after the supplemental order is issued and the proposed transactions are consummated.

     The Application sought approval for the merger of Atlantic Energy, Inc. ("Atlantic") with and into Conectiv and the merger of DS Sub, Inc., a Delaware corporation and a subsidiary of Conectiv ("DS Sub"), with and into Delmarva. The Application also sought approval for a number of related corporate actions, including:

     (i)  the acquisition by Conectiv of the gas properties of Delmarva;

     (ii) the continued operation of Delmarva as a combination gas and electric utility company;

     (iii) the acquisition by Conectiv of the nonutility activities, businesses and investments of Delmarva and Atlantic; and

     (iv) the designation of Conectiv Resource Partners, Inc. ("CRP") as a subsidiary service company under the Act.

     I or attorneys in whom I have confidence are familiar with the nature and character of the Transactions and with the corporate proceedings taken by Conectiv, Delmarva, DS Sub and CRP, as described in the Application. I am a member of the bar of the State of Delaware, a state in which Delmarva and Conectiv are incorporated (and the state in which DS
Sub was incorporated) and in which Delmarva

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conducts most of its utility operations.  I am also a member of the bar of the Commonwealth of Virginia, a state in which Delmarva is incorporated and conducts utility operations. I am not a member of the bars of the State of Maryland, a state in which Delmarva conducts utility operations, or the Commonwealth of Pennsylvania, a state in which Delmarva owns electric generating and related transmission facilities, and do not hold myself out as an expert in the laws of such states, although I have consulted with counsel to Delmarva who are expert in such laws. For purposes of this opinion, I have relied on advice from counsel employed or retained by Delmarva and Conectiv who are members of the bars of the State of Maryland and the Commonwealth of Pennsylvania.

In connection with this opinion, I have examined, or caused to be examined, the Application and various exhibits thereto, the minutes of various meetings of the Boards of Directors of Conectiv, Delmarva and DS Sub, the laws of the States of Delaware and Maryland and of the Commonwealths of Virginia and Pennsylvania, the certificates of incorporation and bylaws of Conectiv, Delmarva and DS Sub and such other documents as I deem necessary for the purposes of this opinion. In such examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon certificates of officers of Conectiv, Delmarva and DS Sub and other appropriate persons and statements contained in the Application and the exhibits thereto.

     Based upon the foregoing and subject to the assumptions and conditions set forth herein, I am of the opinion that:

     1. All laws of the States of Delaware and Maryland and of the Commonwealths of Virginia and Pennsylvania applicable to the proposed Transactions have been complied with;

2. Delmarva and Conectiv are validly organized and duly existing. DS Sub was validly organized and duly existing and has been merged with and into Delmarva;

3.  The shares of Conectiv Common Stock and Conectiv Class A Common
Stock issued in connection with the Transactions have been validly issued and are fully paid and nonassessable, and the holders thereof are entitled to the rights and privileges appertaining thereto set forth in the Restated Certificate of Incorporation of Conectiv.
The shares of common stock of CRP issued to Conectiv in connection with the establishment of CRP as a subsidiary of Conectiv have been validly issued and are fully paid and nonassessable, and Conectiv, as the holder thereof, is entitled to the rights and privileges appertaining thereto set forth in the instrument of

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incorporation of CRP;

     4. Conectiv has legally acquired (a) the shares of common stock of Delmarva that it acquired as a result of the merger of DS Sub with and into Delmarva, (b) the shares of common stock of Atlantic City Electric Company ("ACE"), and the nonutility subsidiaries of ACE that it acquired as a result of the merger of Atlantic with and into Conectiv and (c) the shares of common stock of the nonutility subsidiaries of Delmarva that it acquired as a result of the dividend by Delmarva to Conectiv of all issued and outstanding shares of common stock of these subsidiaries;

     5. The consummation of the Transactions did not violate the legal rights of the holders of any securities issued by Conectiv or any associate company of Conectiv; and

     6. The Transactions have been carried out in accordance with the Application.

     I hereby consent to the filing of this opinion together with the Certificate of the Company filed pursuant to Rule 24.



                              Very truly yours,
                              /s/ Peter F. Clark
                                  Peter F. Clark